Exhibit 4.2

EAGLE PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of April 11, 2013, by and among Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Convertible Preferred Stock listed on the Schedule of Investors attached hereto as Exhibit A (the “Series A Holders”), the holders of the Company’s Series B Convertible Preferred Stock listed on the Schedule of Investors attached hereto as Exhibit A (the “Series B Holders”), the holders of the Company’s Series B-1 Convertible Preferred Stock listed on the Schedule of Investors attached hereto as Exhibit A (the “Series B-1 Holders”), the holders of the Company’s Series C Convertible Preferred Stock listed on the Schedule of Investors attached hereto as Exhibit A (the “Series C Holders” and, collectively with the Series A Holders, the Series B Holders and the Series B-1 Holders, the “Investors”) and Scott L. Tarriff (the “Key Employee”).

RECITALS:

WHEREAS, the Company and the Series A Holders have entered into that certain Series A Convertible Preferred Stock Purchase Agreement, dated as of March 8, 2007 (the “Series A Purchase Agreement”), which provided for, among other things, the purchase by the Series A Holders of shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, the obligations of the Series A Holders under the Series A Purchase Agreement were conditioned upon the execution and delivery by the Company, the Series A Holders and the Key Employee of that certain Investor Rights Agreement, dated as of March 8, 2007 (the “Original Investor Rights Agreement”);

WHEREAS, the Company and the Series B Holders have entered into that certain Series B Convertible Preferred Stock Purchase Agreement, dated as of August 11, 2008 (the “Series B Purchase Agreement”), which provided for, among other things, the purchase by the Series B Holders of shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”);

WHEREAS, the obligations of the Series B Holders under the Series B Purchase Agreement were conditioned upon the execution and delivery by the Company, the Series B Holders and the Key Employee of that certain Amended and Restated Investor Rights Agreement, dated as of August 11, 2008 (the “Amended and Restated Investor Rights Agreement”), which amended and restated the Original Investor Rights Agreement;

WHEREAS, the Company and the Series B-1 Holders have entered into that certain Series B-1 Convertible Preferred Stock Purchase Agreement, dated as of February 4, 2011 (the “Series B-1 Purchase Agreement”), which provided for, among other things, the purchase by the Series B-1 Holders of shares of the Company’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”);

WHEREAS, the obligations of the Series B-1 Holders under the Series B-1 Purchase Agreement were conditioned upon the execution and delivery by the Company, the Series B-1 Holders and the Key Employee of that certain Second Amended and Restated Investor Rights Agreement, dated as of February 4, 2011 (the “Second Amended and Restated Investor Rights Agreement”), which amended and restated the Amended and Restated Investor Rights Agreement;

WHEREAS, the Company and one of the Series C Holders have entered into that certain Series C Convertible Preferred Stock Purchase Agreement, dated as of April 11, 2013 (the “Series C Purchase Agreement”), which provides for, among other things, the purchase by such Series C Holder of shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”);

WHEREAS, the obligations of the Investor party to the Series C Purchase Agreement are conditioned upon the execution and delivery of this Agreement (which will amend and restate the Second Amended and Restated Investor Rights Agreement); and WHEREAS, the Company and the Holders holding a majority of the Registrable Securities desire to amend and restate the Second Amended and Restated Investor Rights Agreement in its entirety;

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) the Company and the Holders holding a majority of the Registrable Securities hereby amend and restate the Second Amended and Restated Investor Rights Agreement in its entirety as follows and (ii) the Investors and the Key Employee hereby agree as follows:

1.                                      Definitions.

1.1.                            Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)                                 “Affiliate” (and its correlative, “Affiliated entities”) means any Person directly or indirectly controlling, controlled by or under common control with another Person.

(b)                                 “Affiliated Fund” shall have the meaning set forth in Section 2.8(a)(iii) hereof

(c)                                  “Agreement” shall have the meaning set forth in the first paragraph hereto.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act (as defined herein).

(f)                                   “Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company.

(g)                                  “Control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly through one or more intermediaries, of power to direct or cause the direction of management or policies

(whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(h)                                 “Company” shall have the meaning set forth in the first paragraph hereto.

(i)                                     “Co-Sale Agreement” shall mean the Third Amended and Restated Co-Sale Agreement (as defined in the Series C Purchase Agreement).

(j)                                    “Deemed Liquidation Event” shall have the meaning set forth in the Company’s Fifth Amended and Restated Certificate of Incorporation.

(k)                                 “Election Period” shall have the meaning set forth in Section 4.1(c) hereof.

(1)                                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(m)                             “Holder” shall mean (i) any Investor that holds Registrable Securities (as defined herein) and (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement shall have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(n)                                 “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof.

(o)                                 “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof.

(p)                                 “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of Common Stock registered under the Securities Act.

(q)                                 “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the outstanding Registrable Securities; provided, that, for the purpose of Section 2.3 of this Agreement, the term “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than ten percent (10%) of the outstanding Registrable Securities.

(r)                                    “Investors” shall have the meaning set forth in the first paragraph hereto.

(s)                                   “Key Employee” shall have the meaning set forth in the first paragraph hereto.

(t)                                    “Major Investor” shall mean an Investor holding, together with its Affiliates, at least 1,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits and the like) of Preferred Stock.

(u)                                 “New Securities” shall have the meaning set forth in Section 4.1(a) hereof.

(v)                                 “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity.

(w)                               “Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock.

(x)                                 “Registrable Securities” shall mean: (i) shares of Common Stock owned as of the date hereof by ProQuest Investments IV, L.P.; (ii) shares of Series A Preferred Conversion Stock, Series B Preferred Conversion Stock, Series B-1 Preferred Conversion Stock and Series C Preferred Conversion Stock; (iii) shares of Common Stock hereafter acquired or issued pursuant to the exercise or conversion of any securities hereafter acquired by the Investors pursuant to the right of first refusal set forth in Section 2.4 of the Co-Sale Agreement and/or pursuant to the right of first refusal set forth in Section 4 of this Agreement; and (iv) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in the foregoing clauses (i), (ii) or (iii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described above which have previously been registered or which have been sold to the public either pursuant to a registration statement under the Securities Act or Rule 144.

(y)                                 The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(z)                                  “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel for the Holders (selected by a majority-in-interest of the Holders and limited in amount as set forth in the definition of Selling Expenses below), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(aa)                          “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b) hereof.

(bb)                          “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc)                            “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(dd)                          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(ee)                            “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders not to exceed $50,000 included in Registration Expenses).

(ff)                              “Series A Holders” shall have the meaning set forth in the first paragraph hereto.

(gg)                            “Series A Preferred Conversion Stock” shall mean the shares of Common Stock issued upon conversion of the Series A Preferred Stock.

(hh)                          “Series A Preferred Stock” shall have the meaning set forth in the Recitals hereto.

(ii)                                  “Series B Holders” shall have the meaning set forth in the first paragraph hereto.

(jj)                                “Series B Preferred Conversion Stock” shall mean the shares of Common Stock issued upon conversion of the Series B Preferred Stock.

(kk)                          “Series B Preferred Stock” shall have the meaning set forth in the Recitals hereto.

(ll)                                  “Series B-1 Holders” shall have the meaning set forth in the first paragraph hereto.

(mm)                  “Series B-1 Preferred Conversion Stock” shall mean the shares of Common Stock issued upon conversion of the Series B-1 Preferred Stock.

(nn)                          “Series B-1 Preferred Stock” shall have the meaning set forth in the Recitals hereto.

(oo)                          “Series C Holders” shall have the meaning set forth in the first paragraph hereto.

(pp)                          “Series C Preferred Conversion Stock” shall mean the shares of Common Stock issued upon conversion of the Series C Preferred Stock.

(qq)                          “Series C Preferred Stock” shall have the meaning set forth in the Recitals hereto.

(n)                                 “Series C Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(ss)                              “Shares” shall mean (i) the Company’s Preferred Stock, (ii) the Company’s Common Stock and (iii) any securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any conversion.

(tt)                                “Subject Securities” shall mean all Registrable Securities held by the Investors and the shares of Common Stock held at any time by the Key Employee; provided, however, that Subject Securities shall not include any shares of Common Stock described above which have been previously registered or which have been sold to the public either pursuant to a registration statement under the Securities Act or Rule 144.

2.                                      Registration Rights; Restrictions on Transfer.

2.1.                            Demand Registration.

(a)                                 Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration of the Registrable Securities of the Company with an aggregate offering price to the public (net of underwriting discounts and commissions) of not less than Five Million Dollars ($5,000,000) (such request shall state the number of shares of Registrable Securities requested to be disposed of by such Initiating Holders), the Company will promptly give written notice of the proposed registration to all other Holders whereupon such other Holders shall give written notice to the Company within 20 days after the date of the Company’s notice (the “Notice Period”) if they propose to dispose of any shares of Registrable Stock pursuant to such registration, stating the number of shares of Registrable Stock to be disposed of by such Holder or Holders and the intended method of disposition.

(b)                                 The Key Employee may register securities for sale for his own account in any registration requested pursuant to this Section 2.1, subject to limitations on the number of shares which may be imposed by the underwriter as set forth in Section 2.1(f) below. At the time the Company shall give the notice to Holders required by Section 2.1(a), it shall also give the same notice to the Key Employee whereupon the Key Employee shall give written notice to the Company within the Notice Period if he proposes to dispose of any shares of Common Stock held by him pursuant to such registration, stating the number of shares of Common Stock to be disposed of by the Key Employee and the intended method of disposition.

(c)                                  The Company shall, as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Subject Securities of any Holder or Holders or the Key Employee joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered; provided that unless a registration pursuant to this Section 2.1 is the Company’s Initial Public Offering, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(d)                                 Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)                                     prior to the earlier of (A) the five (5) year anniversary of the Closing Date or (B) six (6) months following the effective date of the Company’s Initial Public Offering;

(ii)                                  in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)                               after the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (1) registrations where at least 75% of the Registrable Securities requested to be registered are in fact registered and which have been declared or ordered effective and pursuant to which securities have been sold, and (2) registrations that closed, or were withdrawn at the request of the Holders (other than as a result of a material adverse change to the Company)); or

(iv)                              during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days (or in the case of the Company’s Initial Public Offering, one hundred eighty (180) days) after the effective date of, a Company-initiated registration (other than a registration relating solely to employee benefit plans); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

(e)                                  Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(d)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(f)                                   Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a). In such event, the right of any Holder or the Key Employee to include all or any portion of its Subject Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s or the Key

Employee’s participation in such underwriting and the inclusion of such Holder’s or the Key Employee’s Subject Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders and the Key Employee, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and the Key Employee proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that (i) marketing factors require a limitation on the number of shares to be underwritten, or a limitation of the total number of shares of the Key Employee to be underwritten, or (ii) the offering price per share would be reduced by the inclusion of the shares of the Key Employee and/or the Company, then the number of shares to be included in the registration and underwriting shall first be allocated among all Holders who indicated to the Company their decision to distribute any of their Registrable Securities through such underwriting, in proportion, as nearly as practicable, to the respective numbers of shares of Registrable Securities owned by such Holders at the time of filing the registration statement, then to the Key Employee who has indicated to the Company his decision to distribute any of his Subject Securities (not otherwise constituting Registrable Securities) through such underwriting, in proportion, as nearly as practicable, to the number of shares of Subject Securities owned by the Key Employee at the time of filing the registration statement, and the remainder, if any, to the Company; provided, however, that if the underwriter determines that marketing factors require a limitation of the number of shares of the Key Employee to be underwritten or that the offering price per share would be reduced by the inclusion of the shares of the Key Employee, then the number of shares of the Key Employee that may be so included shall be reduced, or eliminated from registration, as the underwriter shall advise. No stock excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. In no event shall Registrable Securities be excluded from such registration unless all other stockholders’ securities and securities for the account of the Company have been first excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Subject Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(f), then the Company shall then offer to all Holders, and thereafter to the Key Employee, who have retained rights to include securities in the registration the right to include additional Subject Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated first among such Holders requesting additional inclusion, as set forth above, and thereafter to the Key Employee.

2.2.                            Piggyback Registration.

(a)                                 Piggyback Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)                                     promptly give written notice of the proposed registration to all Holders and the Key Employee; and

(ii)                                  use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Subject Securities as are specified in a written request or requests made by any Holder or Holders or the Key Employee received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s or the Key Employee’s Subject Securities.

(b)                                 Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders and the Key Employee as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder or the Key Employee to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s or the Key Employee’s participation in such underwriting and the inclusion of such Holder’s or the Key Employee’s Subject Securities in the underwriting to the extent provided herein. All Holders and the Key Employee proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Subject Securities to be included in the registration and underwriting. In no event shall any Registrable Securities be excluded from such registration and underwriting unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such registration and underwriting, then the Registrable Securities that are included in such registration and underwriting shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the registration and underwriting be reduced below thirty percent (30%) of the total amount of securities included in such registration and underwriting, unless such registration is the Company’s Initial Public Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The securities so excluded shall also be withdrawn from such registration. Any Subject Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)                                  Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder or the Key Employee has elected to include securities in such registration.

2.3.                            Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  If the Company is then qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, and shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities requested to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such actions with respect to such Registrable Securities as required by Section 2.1(a); provided that in the case of a registration pursuant to this Section 2.3, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)                                 Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)                                     in the circumstances described in either Sections 2.1(d)(ii) or 2.1(d)(iv);

(ii)                                  if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public (net of any underwriters’ discounts and commissions) of less than Three Million Dollars ($3,000,000); or

(iii)                               if, in a given six-month period, the Company has effected one (1) such registration in such period.

(c)                                  Deferral. The provisions of Section 2.1(e) shall apply to any registration pursuant to this Section 2.3.

(d)                                 Underwriting.  If the Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(f) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4.                            Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; and provided, further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of, or their learning of, such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or 2.3, as the case may be. All Selling Expenses shall be borne pro rata by the selling Holders based on the number of Registrable Securities requested to be so registered.

2.5.                            Registration Procedures.  In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder and the Key Employee advised in writing as to the initiation of each registration and as to the completion thereof At its expense, the Company will use its commercially reasonable efforts to:

(a)                                 keep such registration effective for a period ending on the earlier of the date which is nine (9) months from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)                                 prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)                                  furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions;

(e)                                  notify each seller of Subject Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder or the Key Employee a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(f)                                   provide a transfer agent and registrar for all Subject Securities registered pursuant to such registration statement and a CUSIP number for all such. Subject Securities, in each case not later than the effective date of such registration;

(g)                                  cause all such Subject Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)                                 otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(i)                                     in connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions; provided further that each Holder and the Key Employee participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(j)                                    use its commercially reasonable efforts to furnish, at the request of any Holder or the Key Employee requesting registration of Subject Securities pursuant to this Section 2, on the date that such Subject Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

2.6.                            Indemnification.

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and the Key Employee, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, and the Key Employee, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as they are incurred; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors and partners, and any person controlling such Holder, or the Key Employee, as the case may be, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)                                 To the extent permitted by law, each Holder and the Key Employee will, if Subject Securities held by such Holder or the Key Employee, as the case may be, are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers and partners, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder or the Key Employee, and each of their officers, directors and partners, and each person controlling such Holder or the Key Employee, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Key Employee, directors, officers, partners, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action as they are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or the Key Employee, as the case may be, and stated to be specifically for use therein; provided that the obligations of such Holder hereunder or the Key Employee, as the case may be, shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder or the Key Employee, as the case may be (which consent shall not be unreasonably withheld); and provided, further, that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder or the Key Employee, as the case may be.

(c)                                  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent the Indemnifying Party is not prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations; provided that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

2.7.                            Information by Holder and the Key Employee.  Each Holder of Registrable Securities and the Key Employee owning Subject Securities shall furnish to the Company such information regarding such Holder or the Key Employee, as the case may be, and the distribution proposed by such Holder or the Key Employee as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8.                            Securities Laws Restrictions on Transfer.

(a)                                 Each Holder and the Key Employee, in addition to any other restrictions to which he, she or it may be subject (including, without limitation, under the Co-Sale Agreement), agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the equity securities of the Company owned by it, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such equity securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and (y):

(i)                                     There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                  Such Holder or the Key Employee shall have given prior written notice to the Company of such Holder’s or the Key Employee’s, as the case may be, intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder or the Key Employee shall have furnished the Company, at such Holder’s or the Key Employee’s, as the case may be, expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such equity securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such equity securities shall be entitled to transfer such equity securities in accordance with the terms of the notice delivered by the Holder or the Key Employee to the Company. It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144, except in unusual circumstances.

(iii)                               Notwithstanding the provisions of subsections (a)(i) and (a)(ii) above, no such registration statement or opinion of counsel or “no action” letter shall be necessary for: (A) a transfer by a Holder to any of its Affiliates (including an Affiliated fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, each an “Affiliated Fund”); (B) a transfer by a Holder that is a partnership, limited liability company or corporation to a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (C) the transfer by a Holder or the Key Employee by gift, will or intestate succession of such Holder or the Key Employee to his or her spouse or to the siblings, lineal descendants or ancestors of such Holder or the Key Employee or his or her spouse; or (D) the transfer by a Holder or the Key Employee pursuant to Section 2.5, Section 3 or Section 4.1 of the Co-Sale Agreement, if in each transfer under clauses (A), (B) or (C) the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original party hereunder.

(b)                                 Each certificate representing equity securities of the Company shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders and the Key Employee consent to the Company making a notation on its records and giving instructions to any transfer agent of the equity securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)                                  The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the equity securities and the stock transfer instructions and record notations with respect to such equity securities shall be removed and the Company shall issue a certificate without such legend to the holder of such equity securities if (i) such securities are registered under the Securities Act; or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel reasonably satisfactory to the Company, that such securities can be sold pursuant to Section (d) of Rule 144 under the Securities Act.

2.9.                            Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Subject Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  so long as a Holder or the Key Employee owns any Restricted Securities, furnish to the Holder or the Key Employee, as the case may be, forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder or Key Employee, as the case may be, may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder or the Key Employee to sell any such securities without registration.

2.10.                     Market Stand-Off Agreement.  If requested by the managing underwriter in connection with the Company’s Initial Public Offering, each Holder and the Key Employee hereby agrees that such Holder or the Key Employee, as the case may be, shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder or the Key Employee, as the case may be

(other than those included in the registration), during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering; provided that all of the directors and officers of the Company and one percent (1%) stockholders of the Company agree to the same terms; provided, further, that if the Company or the underwriters waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then the lock-up for each Holder or the Key Employee will be waived or shortened pro rata, based on the number of Shares held by each Holder or the Key Employee, as the case may be. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11.                     Delay of Registration.  No Holder or the Key Employee shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12.                     Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to: (a) a transferee or assignee of not less than 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); (b) an Affiliate of a Holder (including an Affiliated Fund); (c) if a Holder is a partnership, limited liability company or corporation, then to a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of such Holder; or (d) a Holder’s ancestors, descendants, siblings or spouse, or a trust or family limited partnership for the benefit of such Persons or the Holder, either during his or her lifetime or on death by will or intestacy; provided that (i) any such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10; and (iv) any such transferee is not engaged in direct competition with the Company as reasonably determined by the Board of Directors of the Company. The rights to cause the Company to register securities granted to the Key Employee (in his capacity as such, and not in his capacity as an Investor, if applicable) by the Company under this Section may not be transferred or assigned.

2.13.                     Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to, equal to or more favorable than the registration rights granted to the Holders hereunder.

2.14.                     Termination of Registration Rights.  The right of any Holder or the Key Employee to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) the date on which such Holder or the Key Employee holds no Subject Securities; and (ii) five (5) years after the closing of the Company’s Initial Public Offering.

3.                                      Covenants of the Company.  The Company hereby covenants and agrees with the Investors, as follows:

3.1.                            Basic Financial Information.  The Company shall deliver, upon request, to each Major Investor the following financial information:

(a)                                 as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and which shall fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year;

(c)                                  as soon as practicable, but in any event within 20 days after the end of each month (other than a month that ends on or about the last day of a quarterly accounting period of the Company), for such month and for a period from the beginning of the fiscal year to the end of such month, an unaudited profit or loss statement, a statement of cash flows and an unaudited balance sheet prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and which shall fairly present the financial condition of the Company and its results of operation for the period specified, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, subject to year-end audit adjustment;

(d)                                 as soon as practicable, but in any event within 30 days prior to the commencement of each new fiscal year of the Company, an annual comprehensive operating budget forecasting the Company’s revenues, expenses, and cash positions on a month-to-month basis for the upcoming fiscal year; and

(e)                                  promptly following the end of each quarter, an up-to-date capitalization table, certified by the Chief Financial Officer of the Company.

3.2.                            Inspection Rights.  The Company will afford to each Major Investor and any authorized representative of such Major Investor reasonable access during normal business hours and with reasonable advance notification to all of the Company’s facilities and personnel. Major Investors may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests as a stockholder. The rights granted pursuant to this Section 3.2 may not be assigned or otherwise conveyed by any Major Investor.

3.3.                            Confidentiality.  Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights or inspection rights pursuant to this Section 3 in respect of any Holder whom the Board of Directors of the Company reasonably determines to be a competitor of the Company. The Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Each Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees, agents or partners having a need to know the contents of such information), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

3.4.                            Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force and effect after (a) the closing of the Company’s Initial Public Offering or (b) the closing of an acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (c) the closing of a sale, lease or other conveyance of all or substantially all of the assets of the Company.

4.                                      Right of First Refusal.

4.1.                            Right of First Refusal to Investors.  The Company hereby grants to each Investor the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1(a)), which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Preferred Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (A) the number of shares of Common Stock owned by such Investor on the date hereof (assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Holder) to (B) the total number of shares of Common Stock outstanding on the date hereof (assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock). For purposes of the immediately preceding sentence of this Section 4.1, an Investor includes any general partner, managing member and Affiliates (including Affiliated Funds) of an Investor. An Investor who chooses to exercise the right of first refusal may designate as purchasers under such right itself and/or its partners or Affiliates (including Affiliated Funds), in such proportions as it deems appropriate.

(a)                                 “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)                                     the Series A Preferred Conversion Stock, the Series B Preferred Conversion Stock, the Series B-1 Preferred Conversion Stock and the Series C Preferred Conversion Stock;

(ii)                                  securities issued or issuable to employees, officers or directors, of, or consultants or advisors to, the Company or any subsidiary pursuant to stock grants, option plans or similar arrangements approved by the Board of Directors of the Company;

(iii)                               securities issued upon the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;

(iv)                              securities issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), (f) or (g) of the Fifth Amended and Restated Certificate of Incorporation of the Company;

(v)                                 securities offered pursuant to a registered public offering under the Securities Act in connection with which all outstanding shares of Preferred Stock are converted into Common Stock;

(vi)                              securities issued or issuable pursuant to the bona fide acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization, which acquisition is approved by the Board of Directors of the Company;

(vii)                           securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment lease, bank credit arrangement or commercial leasing transaction entered into for primarily non-equity financing purposes and approved by the Board of Directors of the Company;

(viii)                        securities of the Company which the Board of Directors of the Company unanimously determines shall be excluded from the definition of New Securities and which are not offered to any existing stockholder of the Company;

(ix)                              securities issued in connection with sponsored research, collaboration, technology license, development, distribution, marketing or other similar agreements or strategic partnerships entered into for primarily non-equity financing purposes and approved by the Board of Directors of the Company;

(x)                                 securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company;

(xi)                              securities issued with the prior written waiver of the holders of at least two-thirds of the outstanding shares of Preferred Stock (voting together as a single class); and (xii) securities issued or issuable upon conversion or exercise of any of the foregoing.

(b)                                 In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days after receipt of such notice to agree to purchase such Investor’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, provided that, if an Investor elects not to purchase its pro rata share of the New Securities pursuant to this Section 4.1, the Company shall promptly notify, in writing, the remaining Investors and offer each such Investor the right to acquire its pro rata share of such unsubscribed New Securities. The Investors shall have ten (10) days following receipt of such notice from the Company to notify the Company of their election to purchase their pro rata share of all or a portion of the unsubscribed New Securities.

(c)                                  In the event the Investors fail to exercise fully the right of first refusal within said twenty (20) day period and, if applicable, said ten (10) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Investors’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Investors in the manner provided in this Section 4.1.

(d)                                 The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering.

5.                                      Miscellaneous.

5.1.                            Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold pursuant to a registration statement or pursuant to Rule 144). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of any securities of such Holder. Each Holder and the Key Employee acknowledges that by the operation of this paragraph, the Holders of a majority of the Registrable Securities (excluding any of such shares that have been sold pursuant to a registration statement or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder or the Key Employee under this Agreement, but only in a manner affecting all such Holders and, in the case of Section 2, the Key Employee, equally.

5.2.                            Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail (if delivered in the United States) or internationally recognized express courier (if delivered internationally), in either case postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)                                 if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as the same may be updated in accordance with the provisions hereof;

(b)                                 if to any Holder or the Key Employee, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c)                                  if to the Company, one copy should be sent to Eagle Pharmaceuticals, Inc., 470 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, Attention: Scott L. Tarriff, President and Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019, Attention: R. King Milling, Esq.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail within the United States, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent internationally, at the earlier of its receipt or three business days after the same has been sent by internationally recognized express courier, addressed and delivered as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address shown in the Company’s records.

5.3.                            Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

5.4.                            Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.5.                            Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and supersedes all prior written or oral agreements and understandings relating to such subject matter. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6.                            Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7.                            Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8.                            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9.                            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10.                     Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11.                     Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.12.                     Affiliated Funds or Aggregation of Stock.  All shares of Common Stock and Preferred Stock held or acquired by Affiliated funds or Affiliated Persons or Persons under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement. Additionally, for any Holder that is a partnership, corporation or limited liability company, the general partner, limited partners, retired partners, shareholders, members, retired members and Affiliates of such Holder, or the members or retired members of the foregoing, as applicable, or the estates, beneficiaries and family members of any such general partner, limited partners, retired partners, shareholders, members, and retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “Holder,” and any pro rata reductions pursuant to Section 2.1 or 2.3 with respect to such Holder shall be based upon the aggregate amount of Registrable Securities owned by all Persons included in such “Holder,” as defined in this Section 5.12.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:

EAGLE PHARMACEUTICALS,
a Delaware corporation

By:	/s/ Scott L. Tarriff
Scott Tarriff, President

KEY EMPOYEE:

/s/ Scott L. Tarriff
Scott L. Tarriff

PREFERRED HOLDERS:

PROQUEST INVESTMENTS IV, L.P.

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Managing member of the General Partner

PROQUEST MANAGEMENT, LLC DBPP FBO JAY MOORIN

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Trustee

PROQUEST MANAGEMENT, LLC SALARY SAVING PLAN FRO JAY MOORIN

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement as of the date first above written.

PREFERRED HOLDERS:

PROQUEST MANAGEMENT, LLC SALARY SAVING PLAN FBO JEE SHIN

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Trustee

PROQUEST MANAGEMENT LLC SALARY SAVING PLAN FBO JOYCE TSAN

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Trustee

PROQUEST MANAGEMENT, LLC SALARY SAVING PLAN FBO PASQUALE DEANGELIS

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Trustee

INVESTOR:

JAFCO Super V3 Investment Limited Partnership

By:	JAFCO Co., Ltd.
Its:	General Partner

By:	/s/ Shinichi Fuki
	Name:	Shinichi Fuki
	Title:	President and CEO of JAFCO Co., Ltd.

EXHIBIT A

SCHEDULE OF INVESTORS

Series A Holders:

ProQuest Investments IV, L.P.

Scott L. Tarriff

Deerfield Special Situations Fund International, Limited

Deerfield Special Situations Fund, LP

E*Trade Clearing LLC Custodian FBO Ira M Lechner Roth IRA

Timothy D. Coan Series

Series B Holders:

ProQuest Investments IV, L.P.

General Electric Pension Trust

Jennison Health Sciences Fund

Sander Flaum

Series B-1 Holders:

ProQuest Investments IV, L.P.

ProQuest Management, LLC DBPP FBO Jay Moorin

ProQuest Management, LLC Salary Savings Plan FBO Jay Moorin

ProQuest Management, LLC Salary Savings Plan FBO Pasquale DeAngelis

ProQuest Management, LLC Salary Savings Plan FBO Joyce Tsang

ProQuest Management, LLC Salary Savings Plan FBO Jee Shin

Deerfield Special Situations Fund International, Limited

Deerfield Special Situations Fund, LP

Ira M. Lechner Roth IRA, E-Trade as Custodian

Timothy D. Coan

Prudential Jennison Health Sciences Fund f/k/a Jennison Health Sciences Fund

General Electric Pension Trust

Sander Flaum

Steven Ratoff

Series C Holders:

JAFCO Super V3 Investment Limited Partnership

ProQuest Investments IV, L.P.

ProQuest Management, LLC DBPP FBO Jay Moorin

ProQuest Management, LLC Salary Savings Plan FBO Jay Moorin

ProQuest Management, LLC Salary Savings Plan FBO Jee Shin

ProQuest Management, LLC Salary Savings Plan FBO Joyce Tsang

ProQuest Management, LLC Salary Savings Plan FBO Pasquale DeAngelis

Deerfield Special Situations Fund, LP

Deerfield Special Situations Fund International, Limited

Hare & Co. as Nominee for Jennison Health Sciences Fund

General Electric Pension Trust

Scott L. Tarriff

Steven Ratoff

Ira M. Lechner & Winifred E. Haag Family Trust

Timothy D. Coan

Sander Flaum